Exhibit No. 10(A)
THE PROGRESSIVE CORPORATION EXECUTIVE
SEPARATION ALLOWANCE PLAN
(2006 AMENDMENT AND RESTATEMENT)
     WHEREAS, The Progressive Corporation Executive Separation Allowance Plan (“Plan”) is currently maintained pursuant to a plan document effective November 1, 2001; and
     WHEREAS, it is deemed desirable to amend and restate the Plan;
     NOW THEREFORE, effective December 31, 2006, the Plan is hereby amended and restated as set forth below:
SECTION 1 — DEFINITIONS
1.1	“Affiliated Company” means any entity in which the Company owns, directly or indirectly, more than fifty percent (50%) of the stock or assets.
1.2	“Applicable Group Insurance Plan”, as to each Eligible Employee, means any employee benefit plan (including, but not limited to, The Progressive Health, Life and Disability Benefits Plan) in which the Eligible Employee is eligible to participate and which provides medical, dental, vision, life or disability coverage, as such plan may be in effect from time to time.
1.3	“Cause” means (i) an Eligible Employee’s violation of Progressive’s Code of Business Conduct and Ethics, provided that such violation would entitle the Company to terminate the Eligible Employee’s employment under the Company’s customary Code of Business Conduct and Ethics enforcement procedures or (ii) an Eligible Employee’s failure to meet written job objectives, provided that such failure would entitle the Company to terminate the Eligible Employee’s employment under the Company’s customary performance management procedures. However, notwithstanding the preceding provisions of this Section 1.3, following a Change in Control clause (ii) of the foregoing definition shall no longer apply.
1.4	“Change in Control ” means a “Change in Control” as defined in The Progressive Corporation 2003 Incentive Plan, as that Plan may be amended from time to time.

1.5	“Code” means the Internal Revenue Code of 1986, as amended.

1.6	“Company” means The Progressive Corporation, an Ohio corporation, or its successors.
1.7	“Compensation” as to each Eligible Employee means his/her rate of base salary or other base wages immediately prior to his/her Separation Date. This term does not include overtime pay, shift differentials, other pay differentials, Gainsharing, bonuses, commissions, stock-based compensation, incentive compensation, separate pay adjustments or allowances or any other forms of remuneration.
1.8	“ Eligible Employee” means a regular, non-temporary employee of a Participating Employer who is eligible to receive annual restricted stock or other annual stock-based awards under The Progressive Corporation 2003 Incentive Plan or any similar plan or whose annual compensation within the meaning of Section 401(a)(17) of the Code exceeds the maximum amount allowed under such Code Section. Notwithstanding anything in the Plan to the contrary, Eligible Employees shall not include (i) any person classified by a Participating Employer or any Affiliated Company as an independent contractor or as an employee of an entity other than a Participating Employer or Affiliated Company, (ii) any person whose terms and conditions of employment are governed by a collective bargaining agreement, (iii) any person who receives a one-time restricted stock award or other stock-based award, but who is not eligible to receive regular, annual restricted stock awards or other stock-based awards.
1.9	“Grade Level” shall mean the grade level assigned by Progressive to the position held by an Eligible Employee immediately prior to termination of employment or Job Change.
1.10	“Participating Employer” shall mean each corporation that was an Affiliated Company as of December 31, 2006, and each corporation that becomes an Affiliated Company after that date, unless such entity has elected to withdraw from participation in the Plan pursuant to Section 11.

1.11	“Job Change” means either (i) a decrease in the Total Pay Package of an Eligible Employee’s current job, (ii) a transfer of an Eligible Employee to another job having a lesser Total Pay Package, or (iii) the imposition of significantly different job duties, shift, work location or number of scheduled work hours.
1.12	“Plan” means The Progressive Corporation Executive Separation Allowance Plan (2006 Amendment and Restatement), as set forth herein and as the same may be amended from time to time.
1.13	“Progressive” includes the Company and any other entity which from time to time is an Affiliated Company.
1.14	“Separation Agreement and General Release” means an agreement and release substantially in the form attached hereto as Exhibit A.
1.15	“Separation Date” means the effective date of any Eligible Employee’s termination of employment or resignation due to a Job Change.
1.16	“Total Pay Package” means salary, regular hourly wages and variable pay targets (including, but not limited to, Gainsharing, other incentives and stock-based compensation).
1.17	“Years of Service” as to each Eligible Employee means the period of time beginning on his/her most recent date of hire by a Participating Employer and ending on his/her most recent Separation Date. However, Years of Service shall not include any time during which an Eligible Employee has received long-term disability benefits under the Applicable Group Insurance Plan.
SECTION 2 — ENTITLEMENT TO SEPARATION ALLOWANCE
2.1	An Eligible Employee shall be entitled to receive a separation allowance under this Plan if (i) Progressive terminates his/her employment for reasons other than resignation (including retirement), death, disability, leave of absence or discharge for Cause, and (ii) the Eligible Employee signs a Termination Agreement and General Release and delivers it to the Company within ninety (90) days after the Eligible Employee’s Separation Date.
2.2	In addition, if, following a Change in Control, an Eligible Employee receives notice of a Job Change, he/she shall be entitled to receive a separation allowance under this Plan if (i) the Eligible Employee notifies his or her manager of resignation from employment, and (ii) the Eligible Employee signs a Separation Agreement and General Release and delivers it to the Company within ninety (90) days after the Eligible Employee’s Separation Date.
2.3	Notwithstanding the preceding provisions of this Section 2, no Eligible Employee shall be entitled to receive a separation allowance if he/she is on a medical or other leave of absence, except for an Eligible Employee who, on his or her Separation Date, is on a qualifying leave pursuant to the Family and Medical Leave Act, the Uniformed Services Employment and Reemployment Rights Act, or any other local, state or federal law pursuant to which the Eligible Employee has a lawful right to a separation allowance upon termination of employment or resignation due to Job Change.
SECTION 3 — AMOUNT OF SEPARATION ALLOWANCE
3.1	The separation allowance payable to each Eligible Employee who is entitled to such allowance under Section 2 above shall be equal to the number of weeks of Compensation set forth in the table below, based on the Eligible Employee’s Grade Level and Years of Service as of his/her Separation Date:

Eligible Employees at Grade	26 weeks of Compensation plus 2 additional weeks of
Levels 47 through 52	Compensation for each full Year of Service in excess of 13
Years of Service, not to exceed an aggregate of 52
weeks of Compensation

Eligible Employees at Grade	52 weeks of Compensation
Levels 53, 54 and 55

The Company’s Chief	156 weeks of Compensation
Executive Officer and Eligible
Employees who (i) report
directly to him/her and (ii)
have no assigned Grade Level
3.2	Each Eligible Employee’s separation allowance shall be paid in a lump sum within thirty (30) days following the later of (i) the Eligible Employee’s Separation Date, or (ii) the expiration of the revocation period referred to in the Eligible Employee’s signed Separation Agreement and General Release.
3.3	Progressive shall withhold from each separation allowance all applicable federal, state, and local taxes, Social Security taxes and other deductions required by law, and any other amounts due Progressive for any reason.
3.4	Each Eligible Employee’s separation allowance payable under this Plan shall be reduced by the amount of any state-mandated separation allowance or severance payments payable by Progressive to such Eligible Employee.
3.5	Notwithstanding anything herein to the contrary, no separation allowance payments shall be made under this Plan to any Eligible Employee more than twenty-four (24) months after his/her Separation Date.
3.6	Each separation allowance payable under this Plan to an Eligible Employee who is affected by a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act (29 U.S.C. §§2101-2109) (“WARN”) shall be reduced by the amount of salary or other wages paid by Progressive to such Eligible Employee in respect of the period (“WARN Period”) commencing on the date he/she receives written notice pursuant to WARN that Progressive will be terminating his/her employment and ending on his/her Separation Date, but only to the extent that the Eligible Employee has not earned wages from Progressive during such WARN Period.
3.7	An Eligible Employee who receives a separation allowance under this Plan shall be obligated to repay a portion of that separation allowance if he/she is hired by a Participating Employer as a regular employee within a period of time following his/her Separation Date that does not exceed the number of weeks of Compensation used in computing his/her separation allowance under Section 3.1. The amount of the repayment shall equal the difference between (a) the total separation allowance paid to the Eligible Employee and (b) the total separation allowance paid to the Eligible Employee multiplied by a fraction, the numerator of which is the number of weeks, rounded to the nearest whole week, beginning on the Eligible Employee’s Separation Date and ending on his/her rehire date, and the denominator of which is the total number of weeks of Compensation used in computing his/her separation allowance under Section 3.1. Repayment shall be made at such time and in such manner as shall be determined by the Participating Employer which hires the Eligible Employee, in such Participating Employer’s sole discretion.

SECTION 4 — CONTINUED WELFARE BENEFITS
4.1	A terminated Eligible Employee may elect to continue his/her and his/her dependents’ medical, dental and vision coverages, if any, under the Applicable Group Insurance Plan (to the extent he/she and his/her dependents were receiving such coverages immediately prior to his/her Separation Date) for the periods provided in the Applicable Group Insurance Plan and subject to the terms and conditions thereof. If a terminated Eligible Employee who is entitled to a separation allowance under the preceding provisions of this Plan elects to continue his/her and/or his/her dependents’ medical, dental and/or vision coverages under the Applicable Group Insurance Plan, the Eligible Employee’s Participating Employer will pay the cost of continuing such coverages for a period not to exceed the number of weeks of Compensation used in computing the amount of his/her separation allowance under Section 3.1 above, provided that the Eligible Employee makes payments to the Participating Employer at such times as the Participating Employer shall specify equal to the contributions the Eligible Employee would have had to make for those coverages for such period had he/she continued to receive those coverages as an active employee during such period, all as determined by the Participating Employer.
SECTION 5 — ELIGIBILITY UNDER OTHER PLANS AND AGREEMENTS
5.1	Except as provided in Section 5.2, this Plan shall entirely supersede and replace all policies, plans, agreements, understandings and arrangements adopted or entered into before December 31, 2006, regarding separation allowances, severance pay and/or similar compensation payable by Progressive to terminated Eligible Employees (other than with respect to any Eligible Employees who may have incurred Separation Dates prior to December 31, 2006).
5.2	Individual employment, termination, severance and other agreements that include provisions regarding separation allowances, severance pay and/or similar compensation following termination of employment and that are entered into in writing with an Eligible Employee shall supersede and replace this Plan, except as otherwise expressly provided by such agreements; however, no such agreement entered into on or after December 31, 2006, shall be effective or enforceable unless approved in writing by the Board of Directors of the Company, and nothing in this Plan shall be construed as ratifying or validating any such agreements that have not been so approved.
SECTION 6 — CLAIMS PROCEDURES
6.1	The Company shall establish reasonable procedures under which a claimant, or his/her duly authorized representative, may present a claim for benefits under this Plan.
6.2	Unless such claim is allowed in full by the Company, written notice of the denial shall be furnished to the claimant within ninety (90) days (which may be extended by a period not to exceed an additional ninety (90) days if special circumstances so require and written notice to the claimant is given prior to the expiration of the initial ninety (90) day period describing such circumstances and indicating the date by which the Company expects to render its determination) setting forth the following in a manner calculated to be understood by the claimant:
(i)	The specific reason(s) for the denial;

(ii)	Specific references(s) to any pertinent provision(s) of the Plan or rules promulgated pursuant thereto on which the denial is based;

(iii)	A description of any additional information or material as may be necessary to perfect the claim, together with an explanation of why it is necessary;

(iv)	A description of the Plan’s claims review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review; and

(v)	An explanation of the steps to be taken if the claimant wishes to resubmit his/her claim for review.

6.3	Within a reasonable period of time after the denial of the claim, but in any event, not to be more than sixty (60) days thereafter, the claimant or his/her duly authorized representative may make written application to the Company for a review of such denial. The claimant or his/her representative, may, upon request and free of charge, review or receive copies of documents, records and other information relevant to the claimant’s claim for benefits, and may submit written comments, documents, records and other information relating to the claim for benefits.
6.4	If an appeal is timely filed, the Company shall conduct a full and fair review of the claim and mail or deliver to the claimant its written decision within sixty (60) days after the claimant’s request for review (which may be extended by a period not to exceed an additional sixty (60) days if special circumstances or a hearing so require and written notice is given to the claimant prior to the expiration of the initial sixty (60) day period describing such special circumstances and indicating the date by which the Company expects to render its determination). In conducting its review, the Company shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Company’s decision on review shall:
(i)	Be written in a manner calculated to be understood by the claimant;

(ii)	State the specific reason(s) for the decision;

(iii)	Make specific reference to pertinent provision(s) of the Plan;

(iv)	State that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and

(v)	Include a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.
6.5	If a period of time is extended, as permitted under Sections 6.2 and 6.4 above, due to a claimant’s failure to submit information to decide a claim, the period for making the benefit determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.
SECTION 7 — AMENDMENT AND TERMINATION
7.1	The Company, by action of the Compensation Committee of its Board of Directors, may amend, modify or terminate the Plan in whole or in part at any time for any reason without the consent of any Affiliated Company or any employee or other person; provided, however, that, except for legally required amendments, modifications and terminations, no such amendment, modification or termination shall impair the rights of any Eligible Employee who incurs a Separation Date prior to the date the Company adopts such amendment or modification or approves such termination.
7.2	Notwithstanding the provisions of Section 7.1, upon the occurrence of a Change in Control, the Plan may not be amended, modified or terminated in a way that impairs or reduces any of the rights or benefits of any individual who was an Eligible Employee as of the date such Change in Control occurred until after the third anniversary of the date such Change in Control occurred.
SECTION 8 — RIGHTS OF SETOFF
8.1	Progressive shall have the unrestricted right and power to set off against, or recover out of, any payments owed an Eligible Employee or other person under this Plan, at the time such payments would have otherwise been payable under this Plan, any amounts owed to Progressive by such Eligible Employee or other person.

SECTION 9 — FUNDING
9.1	All payments pursuant to this Plan shall be made from Progressive’s general funds and nothing contained herein shall be deemed to require Progressive to, and Progressive shall not, physically segregate any sums from its general funds, or create any trust or escrow account, or make any special deposit, in respect of any amounts payable hereunder.
SECTION 10 — ADMINISTRATION
10.1	The Company shall be the Administrator of this Plan and shall be the “named fiduciary” within the meaning of Section 402 of the Employee Retirement Income Security Act of 1974, as amended, and, except as specified elsewhere herein, shall exercise all rights and duties with respect hereto, including, without limitation, the right:
(i)	to make and enforce such rules and regulations as are necessary or proper for the efficient administration of this Plan; and

(ii)	to interpret and construe this Plan and to decide all disputes and other matters arising hereunder, including but not limited to the right to determine eligibility for benefits and resolve possible ambiguities, inconsistencies or omissions. All such rules, interpretations and decisions shall be applied in a uniform manner to all persons similarly situated.
Except as otherwise specifically provided herein, no action or decision taken in accordance with this Plan by the Company or Progressive shall be relied upon as a precedent for any similar action or decision under any circumstances.
SECTION 11 — PARTICIPATION IN THE PLAN BY AFFILIATED COMPANIES
11.1	Any Affiliated Company shall automatically become a Participating Employer in this Plan as of the date such Affiliated Company becomes an Affiliated Company, subject to the provisions of Sections 11.2 and 11.3.

11.2	Each Participating Employer, as a condition of continued participation in this Plan, delegates to the Company the sole power and authority to operate the Plan, including the power and authority to amend or terminate the Plan.

11.3	Each Participating Employer may elect separately to withdraw from the Plan, but Plan amendments may be made only by the Company. Any such withdrawal shall be expressed in an instrument in writing executed by the withdrawing Participating Employer on order of its Board of Directors and filed with the Company.
SECTION 12 — EFFECTIVE DATE
12.1	This Plan shall be effective December 31, 2006, but only as to Eligible Employees who incur Separation Dates on or after such date.
          IN WITNESS WHEREOF, the Company has hereunto caused this Amendment and Restatement to be executed by its duly authorized representative as of the ___ day of                     , 2006.

THE PROGRESSIVE CORPORATION

BY:

TITLE:

EXHIBIT A
EXECUTIVE SEPARATION AGREEMENT AND GENERAL RELEASE
THIS AGREEMENT is entered into as of the ___ day of ___, 20 ___ between                      (“Executive”) and                      (“Employer”) pursuant to The Progressive Corporation Executive Separation Allowance Plan (“Plan”).
     WHEREAS, Executive’s employment with Employer terminated (or will terminate) effective ___, 20 ___; and
     WHEREAS, Executive desires to receive certain separation allowance benefits under the Plan; and
     WHEREAS, the Plan provides separation allowance benefits only to Executives who sign a Separation Agreement and General Release in the form specified in the Plan;
     NOW, THEREFORE, Executive and Employer hereby agree as follows:
1.	Employer shall pay Executive a separation allowance in the total gross amount of $ pursuant to Section 3 of the Plan, less applicable tax withholding, other legally required deductions and (except to the extent prohibited by law) amounts due Progressive for any reason. Such Separation Allowance shall be paid in a lump sum at the time specified in Section 3.2 of the Plan and subject to the limitations specified in the Plan.

2.	[For Executives in Non-Final Pay States:] Employer shall pay Executive for all credited but unused Earned Time Benefit hours determined as of such Executive’s Separation Date in accordance with Employer’s standard practices within thirty (30) days following the expiration of the revocation period referred to at the end of this Agreement or at such earlier time as may be required by law.

[For Executives in Final Pay States:] On or before Executive’s Separation Date, Employer shall pay Executive for all accrued but unused Earned Time Benefit hours determined as of such Executive’s Separation Date.

3.	Executive shall be entitled to continue his/her and his/her dependents’ medical, dental and vision coverages under The Progressive Health, Life and Disability Benefits Plan (“Group Insurance Plan”) for the periods specified in the Group Insurance Plan, subject to the terms, conditions and limitations of the Group Insurance Plan. If Executive elects to continue any of such coverages, Employer shall pay the cost of continuing such coverages for a period not to exceed the number of weeks of Compensation used in computing the amount of the Executive’s Separation Allowance under Section 1 above, provided that Executive makes payments to Employer at such times as Employer shall specify equal to the contributions the Executive would have had to make for those coverages for such period had he/she continued to receive those coverages as an active Executive during such period, all as determined by Employer. Executive also shall be entitled to the conversion privileges, if any, applicable to his/her life insurance and/or other coverages under the Group Insurance Plan.

4.	If Executive is rehired by Progressive as a regular Executive within a period of time following his/her Separation Date that does not exceed the number of weeks of Compensation used in computing his/her separation allowance under Section 1 of this Agreement, Executive shall repay to Employer the amount specified in Section 3.7 of the Plan at the time and in the manner specified therein.

5.	Executive agrees not to disparage or criticize Progressive, its business, its management or its products, and not to do or say anything that could disrupt Progressive’s business or harm its interests or reputation.

6.	Executive agrees and acknowledges that this Agreement is not and shall not be construed to be, or represented to others as, an admission of any violation of any federal, state or local law or regulation or of any duty Progressive owed to Executive and that the execution of this Agreement is a voluntary act to provide conclusion to Executive’s employment relationship with Progressive.

7.	Executive agrees that Executive will maintain the confidentiality of all Proprietary Information that Executive has received by virtue of Executive’s employment with Progressive and will refrain from using such information for his/her own benefit or for the benefit of any other person or entity, and from disclosing such information to anyone other than to Progressive or its Executives, and then only after receiving explicit permission from Progressive to make such disclosure. For purposes of this Agreement, Proprietary Information includes all ideas, concepts, strategic plans, market analyses, business strategies, research and development projects, technologies and processes, rating and underwriting methods, formulae and information, training materials, agent or customer information, financial information and data, investment plans and other sensitive information and data relating to Progressive’s business, as well as all other information that Progressive endeavors to keep confidential and that is not generally known by others with whom Progressive competes or does business, or with whom it plans to compete or do business, and any information which, if disclosed would assist in competition with Progressive, including, without limitation, customer lists, Executive lists, rate schedules underwriting information, the terms of contracts and policies, marketing plans, program design, trade secrets, and any such information provided by a third party to Progressive in confidence. Executive represents that upon Executive’s separation, Executive will return to Progressive any records in Executive’s possession containing Proprietary Information of Progressive or records that are the property of Progressive. Executive further agrees to honor Executive’s obligations under the “Protecting Progressive Assets” policy set forth in Progressive’s Code of Business Conduct and Ethics, including with respect to Proprietary Information and Inventions as defined therein.

8.	If Executive fails to comply with or perform any of the provisions, covenants, obligations, terms or provisions of this Agreement or the Plan, or of any other agreement between Executive and Progressive that survives this Agreement, Employer’s obligations hereunder shall terminate immediately.

9.	In consideration of the above undertakings of Employer, Executive hereby releases Employer, Progressive and their respective affiliates, officers, directors, Executives, agents, successors and assigns (collectively, the “Released Entities”), from any and all claims, liabilities, demands, actions, suits and causes of action, whether known or unknown, that Executive ever had or now has against any of the Released Entities, including but not limited to claims arising under the Age Discrimination in Employment Act, as amended, and other claims relating to Executive’s employment with Progressive and the termination of that employment (collectively “Claims”).

[If Executive is a California resident, include the following: Executive acknowledges that he/she has read and understands California Civil Code Section 1542, which reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
Executive hereby waives the provisions and protections of California Civil Code Section 1542 and agrees that the above release shall apply to all Claims that Executive ever had or now has against the Released Entities, regardless of whether Executive currently is aware of the Claims or suspects that they exist]
10.	Executive agrees to cooperate fully with Employer in any litigation or other legal proceeding that may arise out of matters that were under Executive’s responsibility or that were related to, or caused by, actions of the Executive.

11.	All capitalized terms used in this Agreement shall have the meanings given to them in the Plan, unless otherwise required clearly by the context or defined specifically herein.

12.	This Agreement, together with the Plan and the other documents referred to herein, constitutes the entire agreement of the parties, superseding all prior oral or written representations, agreements and understandings relating to the subject matter of this Agreement. Any modifications of this Agreement must be in a writing signed by both parties in order to be effective. Executive may not assign this Agreement or any of his/her rights or obligations hereunder without Employer’s prior written consent. This Agreement is subject to the terms, provisions and limitations of the Plan in all respects.

13.	Executive has read and understands all of the terms of this Agreement and Executive has been encouraged to consult with an attorney. Executive acknowledges that he/she has been given a period of at least forty-five (45) days to review this Agreement with an attorney and individuals of his/her own choosing and consider its effect, including Executive’s release of rights. Executive signs this Agreement in exchange for the consideration to be given to him/her, which Executive acknowledges is adequate and satisfactory. Neither Progressive nor its agents, representatives or Executives have made any representations to Executive concerning the terms or effects of this Agreement other than those contained in this Agreement or the Plan.

14.	IMPORTANT! YOU HAVE NINETY (90) DAYS AFTER YOUR TERMINATION DATE WITHIN WHICH TO SIGN THIS AGREEMENT AND RETURN IT TO EMPLOYER. IF YOU FAIL TO MEET THIS DEADLINE, YOU WILL NO LONGER BE ELIGIBLE FOR A SEPARATION ALLOWANCE. AFTER YOU HAVE SIGNED THIS AGREEMENT YOU HAVE SEVEN (7) DAYS WITHIN WHICH TO REVOKE IT FOR ANY REASON. YOU DO NOT NEED EMPLOYER’S CONSENT IN ORDER TO REVOKE THIS AGREEMENT, BUT YOU MUST GIVE NOTICE OF YOUR REVOCATION BY WRITING SENT TO EMPLOYER’S CHIEF LEGAL OFFICER AT 6300 WILSON MILLS ROAD, MAYFIELD VILLAGE, OHIO 44143 WITHIN THE SEVEN (7) DAY REVOCATION PERIOD. THIS AGREEMENT WILL NOT BE EFFECTIVE OR

ENFORCEABLE UNTIL THE EXPIRATION OF THE SEVEN (7) DAY REVOCATION PERIOD.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated above.

Witness	Executive

By:

Title:

Witness	Employer

By:

Title: